EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2 of PhytoMedical Technologies, Inc. and Subsidiaries ("the Company") of our report dated March 28, 2007, on our audit of the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated financial statements of operations, stockholders' deficiency, and cash flows for the years then ended, and to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated March 28, 2007, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception, and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

November 7, 2007

Seattle, Washington